Amendment to Amended and Restated By-laws of NxStage Medical, Inc.

Section 1.9 of NxStage’s Amended and Restated By-laws is amended as follows, with deletions indicated by strike-throughs and additions indicated by underlining:

1.9 Action at Meeting. When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock present or represented and voting on such matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority in voting power of the shares of stock of that class present or represented and voting on such matter), except when a different vote is required by law, the Certificate of Incorporation or these By-laws. When a quorum is present at any meeting, ~~any election by stockholders of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election~~ a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting. If an incumbent director fails to receive the number of votes required for reelection, such director shall promptly tender his or her offer of resignation to the Chairman of the Board for consideration by the Board of Directors. The Board of Directors (excluding the director in question) shall, within 90 days after certification of the election results, decide whether to accept the director’s resignation, taking into account such factors as it deems relevant. Such factors may include, without limitation, the stated reason or reasons why stockholders voted against such director’s reelection, the qualifications of the director, and whether accepting the resignation would cause the corporation to fail to comply with any applicable listing standards or would violate state law. The Board of Directors shall promptly disclose its decision and, if applicable, the reasons for rejecting the resignation in a filing with the Securities and Exchange Commission.